Exhibit 99.1

This news release contains forward-looking statements, including those regarding our closing the subsequent merger with Taiwan Green Point, Taiwan Green Point operating as an independent business unit and our marketing our integrated services and other statements. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our ability to successfully address the challenges associated with integrating the acquisition; our ability to take advantage of perceived benefits of offering customers our expanded services after the acquisition; the finalization of our fiscal year 2006 financial statements and the audit thereof and the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities and the review of historical recognition of certain revenues by our Audit Committee; whether our announced realignment of certain of our capacities will adversely affect our cost structure, ability to service customers and labor relations; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our operations; changes in technology; competition; managing rapid growth; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL ANNOUNCES SUCCESSFUL COMPLETION OF TENDER OFFER

FOR TAIWAN GREEN POINT ENTERPRISES

St. Petersburg, FL – January 15, 2007...Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, announced the successful completion today of the previously-announced tender offer by one of its wholly owned subsidiaries to acquire up to 100 percent of the outstanding shares of Taiwan Green Point Enterprises Co., Ltd. for NT$109 per share. As of January 12, 2007, approximately 261 million shares of stock were acquired, representing over 97.6 percent of Taiwan Green Point’s outstanding shares. The tender offer expired as scheduled and was not extended. The total amount paid for the tendered shares was approximately $US 871 million, based on current exchange rates. The entire purchase for the shares was borrowed under Jabil’s $1.0 billion unsecured bridge credit agreement.

It is intended that the remaining Taiwan Green Point shares will be acquired through the merger of Taiwan Green Point into Jabil’s wholly-owned subsidiary as per the merger agreement signed and announced on November 22, 2006, provided that certain closing conditions are met.

These conditions include the approvals from the Taiwan Stock Exchange and the Financial Supervisory Commission and completion of the delisting process. These conditions are expected to be met in April, 2007. Formal approval of the merger by Taiwan Green Point’s shareholders is not required because over 90 percent of Taiwan Green Point’s outstanding shares were acquired through the tender offer. The remaining shareholders will receive NT$109 in cash for their shares at the closing of the merger.

Approximately 30,000 Taiwan Green Point employees will join Jabil, including the current management team. The Green Point name will be retained and will operate as an independent business within Jabil. Jabil and Taiwan Green Point management will jointly market their integrated services.

Citigroup Global Markets Inc. acted as the financial advisor to Jabil in this transaction, and Holland & Knight LLP assisted by Tsar & Tsai acted as Jabil’s legal counsel on the transaction.

Investor & Media Contact:

Beth Walters,

Vice President, Communications & Investor Relations

Jabil Circuit, Inc.

(727) 803-3349